Exhibit 10.7

Named Executive Officer Salary and Bonus Arrangements for 2008

Base Salaries

The base salaries in 2008 for the executive officers of MainStreet Financial Corporation (the "Company") and MainStreet Savings Bank, FSB (the "Bank") who will be named in the compensation table that will appear in the Company's upcoming 2008 annual meeting proxy statement are as follows:

Name and Title	Base Salary

David L. Hatfield President and Chief Executive Officer of the Company and the Bank	$152,074
James R. Toburen Senior Vice President and Chief Financial Officer of the Company and the Bank	$ 87,500
Description of 2008 Bonus Plan

The Company has a long standing policy to pay a bonus of one week's salary to all officers and employees in December of each year.